EXHIBIT 99.1

Standard Parking Corporation Reports 2010 Results, 18% Increase in EPS; Provides 2011 Guidance

CHICAGO, March 9, 2011 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced 2010 fourth quarter and full-year results. 2010 earnings per share was $1.06, an 18% increase compared with 2009. The Company generated $15.3 million of free cash flow in 2010 as compared with $17.2 million in 2009.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We are encouraged with the strengthening in some key business measures that appear to have taken root in the final quarter of 2010. Same location gross profit in the quarter increased by 10% compared with the fourth quarter of 2009, while same location gross profit for the full year increased by only 1%.  Paid exits at same location leases increased 9% over the fourth quarter of 2009, with growth across most vertical markets. We're hopeful that these trends will continue into the future.

"Our free cash flow for the year was somewhat lower than our expectations at $15.3 million, due primarily to a lower than expected improvement in working capital combined with a higher than expected increase in cash paid for income taxes.

"We're extremely pleased with our December acquisition of Expert Parking in Philadelphia, one of the last major metropolitan areas in which we previously had no presence. The acquisition is a wonderful complement to our operations in New York and New Jersey, and provides a solid platform for growth in the Northeast corridor in 2011."

Wilhelm concluded by stating, "We remain cautious in light of the economic challenges that many of our clients and customers continue to face. Nevertheless, we're continuing to invest in people and technology that will enhance our ability to deliver the diverse suite of products and services offered through our SP Plus brand, including the master transportation planning services offered by our SP Plus Gameday and SP Plus Event Services divisions."

Fourth Quarter Operating Results

Gross profit in the 2010 fourth quarter increased by 28% to $22.6 million from $17.7 million a year ago, as the Company incurred a $2.3 million expense in the fourth quarter of 2009 attributable to the settlement of two California labor code cases. The absence of this expense in the 2010 fourth quarter represented 15% of the year-over-year increase in gross profit.

General and administrative expense ("G&A") increased by 21% to $12.6 million from $10.3 million in the 2009 fourth quarter. The 2010 restoration of the Company's performance-based compensation program and annual salary increases represented 16% of the year-over-year increase in G&A.

Net income attributable to the Company for the 2010 fourth quarter was $4.7 million, or $0.29 per share, as compared with $3.3 million, or $0.21 per share. The 2010 EPS of $0.29 is after a $0.06 per share cost due to the restoration of the performance-based compensation bonus program and annual salary increases. The 2009 EPS of $0.21 per share is after a $0.11 per share cost due to the settlement of the California labor code cases.

Recent Developments

Noteworthy recent business activity included the following:

  Emory University in Atlanta, GA awarded the Company a contract to manage visitor parking and customer service as well as provide parking enforcement services for the University's 13,000 parking spaces.
  The Company's SP Plus® Gameday division was awarded multi-year contract renewals to continue providing its event transportation and travel demand management services for the NFL Super Bowls, the NCAA Capital One Bowl and Champs Sports Bowl in Orlando, FL, and NASCAR's Daytona 500 and Coke Zero 400 races in Daytona, FL.
  Operationally, during early 2011 SP Plus® Gameday provided its services at several high-profile, major sporting events, including:
  Super Bowl XLV in Dallas, where SP Plus® Gameday pre-sold 10,000 parking permits, distributed an additional 7,000 parking permits to the workforce, and supervised the flow of 60,000 people.
  The Daytona 500 NASCAR race in Daytona, FL, where SP Plus® Gameday managed the ingress and egress of 60,000 people in one day on the track's front and back stretches.
  The NHL All-Star Game in Raleigh-Durham, NC, where SP Plus® Gameday managed all contracted bus transportation services and provided automobile fleet management services.
  During the 4th quarter of 2010, the Company ceased its management of the Canadian parking operations for the London Health Sciences Centre in London, Ontario. The Company had managed the parking operations for five hospitals with 8,000 parking spaces since 1999.

Full-Year Results

Gross profit for 2010 increased by 10% to $86.9 million from $78.8 million for the same period of 2009. A reduction in certain legal-related expenses represented 5% of the gross profit growth.

General and administrative expenses in 2010 increased 7% to $47.9 million from $44.7 million a year earlier. The restoration of the performance-based compensation bonuses and annual salary increases in 2010, net of a reduction in certain legal-related expenses, represented 5% of the increase.

Net income attributable to the Company increased by 20% to $16.8 million in 2010 as compared with $14.1 million in 2009. On a per share basis, the year-over-year increase was 18%, from $0.90 in 2009 to $1.06 in 2010.

2011 Outlook

The Company continues to believe that its geographic and vertical market diversity, its predominately fixed-fee management contract structure and the successful completion and integration of tuck-in acquisitions positions it for continued growth in 2011.

2011 earnings per share is expected to be in the range of $1.10 to $1.20, an increase of up to 13% on reported 2010 earnings per share of $1.06. We expect this growth despite the loss of the above-mentioned Canadian client and the absence of two major 2010 Gameday events that will not recur in 2011, which collectively contributed $0.09 to 2010 earnings per share.

This guidance assumes approximately 16.1 million diluted shares. This guidance does not include the impact of any acquisitions that might be completed in 2011.

The Company anticipates an increase in its 2011 cash income tax rate to as much as 35% of pre-tax income as compared with 26% in 2010. As a result, cash taxes are expected to increase by up to $3 million, which will reduce free cash flow. While the Company believes it will have to continue to invest some working capital to win new business and retain existing contracts, it nevertheless expects to generate $15 million to $20 million of free cash flow in 2011.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, March 10, 2011 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading provider of parking management, ground transportation and other ancillary services to commercial, institutional and municipal clients in the United States and Canada. The Company, with approximately 12,000 employees, manages approximately 2,100 facilities, containing over one million parking spaces in approximately 341 cities across North America, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of March 9, 2011. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; the financial difficulties or bankruptcy of our major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; state and municipal government clients that sell or enter into long-term leases of parking-related assets; uncertainty in the credit markets; availability, terms and deployment of capital; and our ability to obtain performance bonds on acceptable terms. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 7,305	$ 8,256
Notes and accounts receivable, net	52,167	44,490
Prepaid expenses and supplies	2,312	5,401
Deferred taxes	2,314	3,457
Total current assets	64,098	61,604
Leasehold improvements, equipment and construction in progress, net	16,839	17,445
Other assets:
Advances and deposits	5,172	4,904
Long-term receivables, net	12,789	10,325
Intangible and other assets, net	8,910	8,545
Cost of contracts, net	15,628	11,818
Goodwill	132,196	128,113
	174,695	163,705
Total assets	$ 255,632	$ 242,754
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 43,984	$ 48,502
Accrued rent	4,044	3,905
Compensation and payroll withholdings	10,774	5,710
Property, payroll and other taxes	3,025	3,038
Accrued insurance	7,012	7,185
Accrued expenses	15,127	13,325
Current portion of obligations under senior credit facility and other	136	128
Current portion of capital lease obligations	537	534
Total current liabilities	84,639	82,327
Deferred taxes	9,637	8,151
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	95,200	109,850
Capital lease obligations	988	1,522
Other	1,041	1,177
	97,229	112,549
Other long-term liabilities	27,324	25,050
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 and 10,000 shares authorized as of December 31, 2010 and 2009, respectively; no shares issued	―	―
Common stock, par value $.001 per share; 50,000,000 and 21,300,000 shares authorized as of December 31, 2010, and 2009, respectively; 15,775,645 and 15,385,428 shares issued and outstanding as of December 31, 2010, and 2009, respectively	16	15
Additional paid-in capital	97,291	91,793
Accumulated other comprehensive income	103	313
Accumulated deficit	(60,532)	(77,372)
Total Standard Parking Corporation Stockholder's equity	36,878	14,749
Noncontrolling interest	(75)	(72)
Total equity	36,803	14,677
Total liabilities and stockholders' equity	$ 255,632	$ 242,754

STANDARD PARKING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Parking services revenue:
Lease contracts	$ 35,673	$ 34,478	$ 138,664	$ 140,441
Management contracts	45,462	38,512	171,331	153,382
Reimbursed management contract revenue	102,836	104,038	411,148	401,671
Total revenue	183,971	177,028	721,143	695,494
Costs and expenses:
Cost of parking services:
Lease contracts	32,911	32,117	128,613	130,897
Management contracts	25,582	23,142	94,481	84,167
Reimbursed management contract expense	102,836	104,038	411,148	401,671
Total cost of parking services	161,329	159,297	634,242	616,735
Gross profit:
Lease contracts	2,762	2,361	10,051	9,544
Management contracts	19,880	15,370	76,850	69,215
Total gross profit	22,642	17,731	86,901	78,759
General and administrative expenses	12,551	10,331	47,878	44,707
Depreciation and amortization	1,517	1,346	6,074	5,828
Total costs and expenses	175,397	170,974	688,194	667,270
Operating income	8,574	6,054	32,949	28,224
Other expenses (income):
Interest expense	1,161	1,502	5,335	6,012
Interest income	(88)	(52)	(249)	(268)
	1,073	1,450	5,086	5,744
Income before income taxes	7,501	4,604	27,863	22,480
Income tax expense	2,763	1,345	10,755	8,265
Net income	4,738	3,259	17,108	14,215
Less: Net income attributable to noncontrolling interest	87	(21)	268	123
Net income attributable to Standard Parking Corporation	$ 4,651	$ 3,280	$ 16,840	$ 14,092
Common stock data:
Net income per share:
Basic	$ 0.30	$ 0.21	$ 1.08	$ 0.92
Diluted	$ 0.29	$ 0.21	$ 1.06	$ 0.90
Weighted average shares outstanding:
Basic	15,736,906	15,346,452	15,579,352	15,292,412
Diluted	16,096,486	15,755,494	15,944,662	15,683,525

STANDARD PARKING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009

Operating activities
Net income	$ 17,108	$ 14,215
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	6,018	5,460
Loss on sale of assets	115	332
Amortization of debt issuance costs	638	640
Non-cash stock-based compensation	2,310	2,292
Provision for losses on accounts receivable	100	376
Excess tax benefit related to stock option exercises	(1,446)	(535)
Deferred income taxes	2,629	4,642
Changes in operating assets and liabilities:
Notes and accounts receivable	(9,672)	(1,860)
Prepaid assets	2,710	(2,244)
Other assets	(1,887)	(1,798)
Accounts payable	(5,098)	2,028
Accrued liabilities	6,009	(1,787)
Net cash provided by operating activities	19,534	21,761
Investing activities
Purchase of leasehold improvements and equipment	(2,985)	(3,486)
Proceeds from the sale of assets	5	58
Acquisitions	(3,597)	(2,450)
Cost of contracts purchased	(678)	(934)
Capital interest	(139)	―
Contingent purchase payments	(340)	(268)
Net cash used in investing activities	(7,734)	(7,080)
Financing activities
Proceeds from exercise of stock options	1,773	415
Repurchase of common stock	―	(3,885)
Earn-out payments	(529)	―
(Payments on) proceeds from senior credit facility	(14,650)	(10,750)
Payments on long-term borrowings	(128)	(120)
Distribution to noncontrolling interest	(271)	(136)
Payments of debt issuance costs	(30)	(30)
Payments on capital leases	(531)	(983)
Tax benefit related to stock option exercise	1,446	535
Net cash used in financing activities	(12,920)	(14,954)
Effect of exchange rate changes on cash and cash equivalents	169	228
(Decrease) in cash and cash equivalents	(951)	(45)
Cash and cash equivalents at beginning of year	8,256	8,301
Cash and cash equivalents at end of year	$ 7,305	$ 8,256
Cash paid for:
Interest	$ 5,097	$ 5,951
Income taxes	7,270	2,938

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Operating income	$8,574	$6,054	$32,949	$28,224
Depreciation and amortization expense	1,517	1,346	6,074	5,828
Non-cash compensation	540	538	2,310	2,292
Income tax paid	(2,345)	(489)	(7,270)	(2,938)
Income attributable to noncontrolling interest	(87)	21	(268)	(123)
Change in assets and liabilities	(3,312)	934	(9,291)	(5,451)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,241)	(705)	(4,142)	(4,688)
Operating cash flow	$3,646	$7,699	$20,362	$23,144
Cash interest paid (before payment of debt issuance)	(1,122)	(1,435)	(5,067)	(5,921)
Free cash flow (1)	$2,524	$6,264	$15,295	$17,223
Decrease in cash and cash equivalents	99	385	951	45
Free cash flow, net of change in cash	$2,623	$6,649	$16,246	$17,268

Sources (Uses) of cash:
(Payments) Proceeds from senior credit facility	$ 550	($7,150)	($14,650)	($10,750)
(Payments) on other borrowings	(160)	(238)	(659)	(1,103)
(Payments) of debt issuance costs	--	--	(30)	(30)
Proceeds from exercise of stock options	323	290	1,773	415
Tax benefit related to stock option exercises	261	399	1,446	535
(Repurchase) of common stock	--	--	--	(3,885)
(Payments) on earn-out	--	--	(529)	--
(Payments) on acquisitions	(3,597)	50	(3,597)	(2,450)
Total (uses) of cash	($2,623)	($6,649)	($16,246)	($17,268)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

	Twelve Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Three Months Ended December 31, 2010
Net cash provided by operating activities	$19,534	$15,767	$3,767
Net cash (used in) investing activities	(7,734)	(2,898)	(4,836)
Acquisitions	3,597	--	3,597
Distribution to noncontrolling interest	(271)	(179)	(92)
Effect of exchange rate changes on cash and cash equivalents	169	81	88
Free cash flow	$15,295	$12,771	$2,524

	Twelve Months Ended December 31, 2009	Nine Months Ended September 30, 2009	Three Months Ended December 31, 2009
Net cash provided by operating activities	$21,761	$14,779	$6,982
Net cash (used in) investing activities	(7,080)	(6,444)	(636)
Acquisitions	2,450	2,500	(50)
Distribution to noncontrolling interest	(136)	(148)	12
Effect of exchange rate changes on cash and cash equivalents	228	272	(44)
Free cash flow	$17,223	$10,959	$6,264

STANDARD PARKING CORPORATION
LOCATION COUNT

	December 31, 2010	December 31, 2009	December 31, 2008
Managed facilities	1,907	1,921	1,986
Leased facilities	212	208	229
Total facilities	2,119	2,129	2,215
CONTACT: G. MARC BAUMANN
         Executive Vice President and
         Chief Financial Officer
         Standard Parking Corporation
         (312) 274-2199
         mbaumann@standardparking.com